UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Image Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 29, 2006

My Fellow Shareholders:

I am writing again to ask for your support for your board’s nominees for director at our upcoming annual meeting of shareholders.  Our special committee and investment bank Lazard are diligently working to complete their assessment of available strategic alternatives.  Our management team and I want to personally assure each of you that we will strongly support any transaction that maximizes value for all shareholders.

You can show your support by simply voting the enclosed WHITE proxy card TODAY.  There are many reasons why you should vote for the Image Entertainment nominees:

•                 Institutional Shareholder Services (ISS) Recommends Rejecting Five Lions Gate Nominees

•                 Lions Gate’s Nominees May Sell Our Company for Less

•                 Lions Gate and Its Nominees Are Competitors of Image with Serious Conflicts of Interest

•                 Lions Gate’s Hostile Takeover Attempt Is Negatively Impacting Our Financial Performance

•                 Your Board Is Committed to Delivering Increased Shareholder Value Through Deals Like Home Vision Entertainment and The Criterion Collection

•                 Our Ongoing Analysis of Strategic Alternatives Will Seek to Maximize Value for All of Our Stockholders, Not to Placate a Single Dissident.

DO NOT return Lions Gate’s blue proxy card.  If you have already returned the blue card, you can correct this mistake by returning the WHITE card today.  Please note: Lions Gate’s proxy card might also be white in color, but simply have the word “BLUE” typed at the bottom.  Our proxy card is white in color, and also has the word “WHITE” typed at the bottom.  It is very important that you vote carefully, using the correct proxy card.

We urge you to vote the enclosed WHITE proxy card today — by telephone or Internet by following the instructions on the WHITE proxy card — or by signing, dating, and returning the enclosed WHITE proxy card in the self-addressed, stamped envelope provided.

Institutional Shareholder Services (ISS) Rejects Five Lions Gate Nominees

Institutional Shareholder Services (ISS), which Lions Gate acknowledges is “the leading independent proxy voting advisory service,” has issued a report recommending that stockholders withhold their votes from all but one of Lions Gate’s nominees.  ISS found that Lions Gate’s nominees “do not possess enough specific distribution experience to warrant support.”

ISS further advises that “shareholders must be willing to have faith in the incumbent’s vision,” including Image’s upcoming release of major motion pictures on DVD and the monetization of the extensive library of digital rights of Image’s wholly-owned subsidiary Egami Media. “Any vision,” says ISS, “is arguably better than no vision, which is what LGF has offered to date.”

Lions Gate’s Nominees May Sell Our Company for Less

ISS cautions:  “Shareholders may be understandably anxious that if elected the dissidents may use their newfound board power to ‘stack the deck’ in favor of the sponsor’s bid, regardless of whether such bid is in the best interests of shareholders.”

Whatever Lions Gate may claim, it appears the real purpose of its competing slate of paid nominees may be to insure that its inadequate $4 offer is accepted, thus allowing Lions Gate to acquire our company without paying fair value to all shareholders.  Indeed, by stating that its $4 offer has expired by its own terms, LGF may be attempting to acquire Image for even less if its nominees win.

Lions Gate and Its Nominees Are Competitors of Image
with Serious Conflicts of Interest

ISS further cautions:  “the dissidents in this case have been sponsored by a competitor that has indicated an interest in acquiring the company.”  Lions Gate is a direct competitor of Image, and its true motives for seeking to replace our board should be questioned.  In a very competitive retail environment, appointing persons to our board of directors who may have loyalties to our competitors could provide them with access to our trade secrets and confidential business information, potentially create adverse consequences for us in the marketplace, and destroy the value of the company.

Lions Gate’s Hostile Takeover Attempt Is Negatively Impacting Our Financial Performance:
End It Now and Help Us Stop the Drain on Our Resources

In fiscal 2005 we had net earnings of over $5 million.  This year, with the distraction, cost and expense of Lions Gate’s repeated attacks, we have become unprofitable. Since receiving Lions Gate’s unsolicited proposal we have been told repeatedly by various content suppliers that they will not offer Image new front-line programming out of fears that their product will ultimately land in the hands of Lions Gate. Acquiring the best programming available to an independent is the core of our business and is the driving force of our revenue and income potential.

In addition to the massive drain on the time and attention of our senior management team, we have been forced by Lions Gate’s antics to incur over half a million dollars in excess fees for lawyers, investment bankers, proxy solicitors, additional board and committee meetings, and other advisors.

After these excess expenses and Lions Gate’s continued attacks are ended, and the industry sees that our board and management team are allowed to focus their full time and attention on the business of running and growing our company, we believe we will be able to generate better results and potentially return to profitability.

Your Board Is Committed to Delivering Increased Shareholder Value Through Deals
Such as Home Vision Entertainment and The Criterion Collection

We are justifiably proud of our acquisition of Home Vision Entertainment and the related signing of our exclusive distribution agreement with The Criterion Collection, the world’s premier producer of “special edition” home video programming.  Home Vision’s library, including our best selling BBC production of The Chronicles of Narnia.

Our award winning titles from The Criterion Collection include:

•                  Seven Samurai

•                  Fear and Loathing in Las Vegas

•                  The Man Who Fell to Earth

Our Ongoing Analysis of Strategic Alternatives Will Seek to
Maximize Value for All of Our Stockholders

Your board of directors remains committed to maximizing value for all of our stockholders, and will not capitulate to the bad faith tactics of Lions Gate.  We consider the long-term benefit and value to the company in everything we do.  Lions Gate, on the other hand, wants to force a liquidation of your company at a fire sale price.  We believe a forced sale at this time would not maximize the value of your shares.

We have positioned the company for the future.  We will continue to build shareholder value by continuing to successfully execute our business plan.  There is no reason to change your board of directors.

Throw away the blue card — do not vote for a lone dissident competitor.

Vote the enclosed WHITE card for the company’s nominees TODAY.

If you have previously signed a blue proxy card sent to you by Lions Gate or have voted by telephone or via the Internet as instructed on the blue proxy card, you can revoke that proxy and change your vote to a vote for the Board’s nominees by executing a later-dated WHITE proxy card

ANY VOTE FOR ANY DISSIDENT NOMINEE AFTER YOU HAVE VOTED FOR IMAGE ENTERTAINMENT’S NOMINEES WILL HAVE THE EFFECT OF INVALIDATING YOUR VOTE FOR OUR ENTIRE SLATE.

If you have questions or need assistance in voting, please call our proxy solicitor:

Georgeson Inc.

(866) 856-4733 (Toll Free)

Our board and management team appreciate your vote of confidence.  Thank you for your support.

Sincerely,

Martin W. Greenwald
Chairman & CEO